Exhibit 10.1

EXECUTION COPY

Mr. Michael Logerfo

Via Email

December 2, 2015

Dear Michael,

This letter (the “Letter Amendment”) amends your employment agreement effective as of December 2, 2015 (the “Amendment Effective Date”) with Sagent Pharmaceuticals Inc. (the “Company”) dated as of January 20, 2011, and amended as of April 15, 2015 (the “Employment Agreement”). All capitalized terms not defined herein shall have the meaning attributed to them in the Employment Agreement.

The parties mutually agree that, subject to the terms of the Employment Agreement (which will continue in effect as modified herein), your employment with the Company will continue until April 1, 2016, at which point your employment, and the Employment Period, will terminate. The Company agrees that the termination of your employment on April 1, 2016 will be treated as a Qualifying Termination described in Section 9(b) of the Employment Agreement. The Company will provide you with an advance copy of any press release or official internal communication relating to this Agreement or to the termination of your employment with the Company.

The period from the Amendment Effective Date until April 1, 2016 will be a transition period during which time your duties and responsibilities may be re-assigned to other employees of the Company, which shall not constitute “Good Reason” or otherwise be considered to be a breach of the Employment Agreement. During this period, the Employment Agreement shall continue in effect in accordance with its terms; provided that any subsequent termination under Section 9(b) of the Employment Agreement shall be treated as effective as of April 1, 2016, and provided, further, that the first sentence of the definition of Good Reason in Section 26 of the Employment Agreement shall be amended as follows:

“Good Reason” means, unless otherwise agreed to in writing by the Executive, (i) reduction in the Executive’s Base Salary or Target Bonus;(ii) a relocation by the Company of the Executive’s primary place of employment specified in Section 4 to a location more than 25 miles further from the Executive’s primary residence than the current location of the Executive’s primary place of employment; (iii) the removal of the Executive as President of the Company; (iv) the assignment of duties inconsistent with the Executive’s position or status with the Employer as an executive of the Company that is not cured within ten days after the Executive’s delivery of a written notice of such assignment to the Employer; or (v) any other material breach of the terms of this Agreement or any other agreement that breach is not cured within ten days after the Executive’s delivery of a written notice of such breach to the Employer.

This Letter Amendment may be executed in one or more facsimile, electronic or original counterparts, each of which shall be deemed an original and all of which together shall constitute the same instrument.

The Employment Agreement as amended hereby constitutes the entire agreement between the parties with respect to your employment, there being no representations, warranties or commitments except as set forth in the Employment Agreement as amended hereby. From and after the date of this Letter Amendment, all references to the term “Employment Agreement” in this Letter Amendment or the original Employment Agreement shall include the terms contained in this Letter Amendment.

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SAGENT PHARMACEUTICALS, INC., A DELAWARE CORPORATION

By:	/s/ Allan Oberman
Name:	Allan Oberman
Title:	Chief Executive Officer

/s/ Michael Logerfo
Michael Logerfo